Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 7, 2018 relating to the consolidated financial statements of Sunlands Online Education Group, formerly known as Studyvip Online Education International Limited, its subsidiaries, its variable interest entity (“VIE”), and its VIE’s subsidiaries as of December 31, 2016 and 2017 and for the years ended December 31, 2015, 2016 and 2017 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the translation of Renminbi amounts into United States dollar amounts), appearing in Registration Statement No. 333-223190 on Form F-1 of Sunlands Online Education Group.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

May 11, 2018